FORM OF

INVESTMENT SUB-ADVISORY AGREEMENT

between

INDEPENDENCE CAPITAL MANAGEMENT, INC.

and

MASSACHUSETTS FINANCIAL SERVICES COMPANY,

commonly known as MFS INVESTMENT MANAGEMENT

INVESTMENT SUB-ADVISORY AGREEMENT, made as of May 1, 2013 by and between INDEPENDENCE CAPITAL MANAGEMENT, INC. (the “Adviser”), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, and MASSACHUSETTS FINANCIAL SERVICES COMPANY, commonly known as MFS INVESTMENT MANAGEMENT (the “Sub-Adviser”), a corporation organized and existing under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, Penn Series Funds, Inc. (“Penn Series”) is a Maryland corporation and an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “Act”), and is authorized to issue shares in separate series with each series representing interests in a separate fund of securities and other assets; and

WHEREAS, the Adviser and the Sub-Adviser are engaged principally in the business of rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser is authorized to render investment advisory services to Penn Series and to enter into a sub-advisory agreement with a sub-adviser for the rendering of investment advisory services to Penn Series;

WHEREAS, the Adviser desires the Sub-Adviser to render investment sub-advisory services to Penn Series in the manner and on the terms and conditions hereinafter set forth; and the Sub-Adviser desires to render such services, in such manner and under such terms;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Investment Sub-Advisory Services. The Sub-Adviser shall serve as investment sub-adviser and shall supervise and direct the investments of each series of Penn Series listed on Exhibit A attached hereto (each, a “Fund”), as such Exhibit may be amended by mutual agreement of the parties hereto, and exercise all rights incidental to ownership in accordance with the investment objectives, program and restrictions applicable to the Fund as provided in Penn Series’ Prospectus and Statement of Additional Information (“SAI”), as amended from time to time, and such other limitations as may be imposed by law or as Penn Series or the Adviser may impose with notice in writing to the Sub-Adviser. To enable the Sub-Adviser to fully exercise its discretion, the Adviser hereby appoints the Sub-Adviser as agent and attorney-in-fact for the Fund with full power and authority to buy, sell and otherwise deal in securities and contracts for the Fund, subject to the terms and conditions of the investment objectives, policies and restrictions of the Fund set out in the Prospectus and the SAI delivered to the Sub-Adviser and as may be amended and delivered to the Sub-Adviser in the future. The Sub-Adviser shall not take custody of any assets of Penn Series, but shall issue settlement instructions to the custodian designated by Penn Series (the “Custodian”). The Sub-Adviser shall, in its discretion, obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with the investment objectives of the Fund. In furtherance of this duty, the Sub-Adviser, as agent and attorney-in-fact with respect to the Adviser and Penn Series, is authorized, in its discretion and without prior consultation with the Adviser or Penn Series, to:

(a) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets;

(b) place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Sub-Adviser may select, in conformance with the provisions of Paragraph 4 herein; and

(c) take such other actions the Sub-Adviser deems to be appropriate;

provided, however, that the Sub-Adviser shall act in conformity with the objectives, investment program, or restrictions or limitations of the Fund. In performing its duties, the Sub-Adviser shall also (i) undertake reasonable best efforts to identify each position in the Fund that the Sub-Adviser believes constitutes stock in a Passive Foreign Investment Company (“PFIC”), as that term is defined in Section 1296 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) provide such information to the Adviser for comparison purposes at least annually (or more often and by such date(s) as the Adviser shall reasonably request). This information will be provided for informational purposes only, and does not constitute tax or accounting advice. The Sub-Adviser makes no representation or warranties (i) as to the accuracy or completeness of such information and (ii) that any particular foreign corporation would be determined by the Internal Revenue Service to be a PFIC or not a PFIC at any particular time, and has no obligation to update or supplement the information other than at the reasonable request of the Adviser.

2. Accounting and Related Services. The Sub-Adviser agrees to undertake reasonable best efforts to cooperate with the Accounting Services Agent appointed by Penn Series pursuant to the Accounting Services Agreement entered into by Penn Series and the Accounting Services Agent. As reasonably requested from time to time, the Sub-Adviser shall provide Penn Series and its Accounting Services Agent with such information as may be reasonably necessary to properly account for financial transactions with respect to the Fund. The Adviser acknowledges that the Sub-Adviser is not the fund accounting agent or tax administrator of the Fund.

3.	Sub-Advisory Fee.

A. Payment of Fee. For the services the Sub-Adviser renders to the Fund under this Agreement, the Adviser will pay the Sub-Adviser fees based on the average daily net assets of the Fund in accordance with the fee schedule set forth on Exhibit A, as such Exhibit may be amended from time to time by mutual agreement of the parties hereto.

B. Method of Computation. The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Adviser no later than the third business day of the next succeeding calendar month. The daily fee will be computed by multiplying the fraction of one over the number of calendar days in the year by the annual rate applicable to the Fund as set forth on Exhibit A, and multiplying this product by the net assets of the Fund. The Fund’s net assets, for purposes of the calculations described above, will be determined in accordance with Penn Series’ Prospectus and SAI and the pricing and valuation procedures approved by the Penn Series Board of Directors as of the close of business on the most recent previous business day on which the Fund was open for business. If this Agreement is terminated before the end of the month, the fee for the period from the beginning of such month to the date of termination shall be prorated based upon services provided through the date of termination.

4. Brokerage. In executing portfolio transactions and selecting brokers or dealers for the Fund, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available under the circumstances for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the skill, financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available under the circumstances, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board of Directors of Penn Series and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers that are affiliated with the Adviser or the Sub-Adviser if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser or the Sub-Adviser or any affiliated person of Penn Series, the Adviser, or the Sub-Adviser, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the Act and the rules thereunder. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the order may, to the extent permitted by applicable law and regulations, be aggregated. The Sub-Adviser will allocate such transactions in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Fund and to such other client. The Sub-Adviser shall advise Penn Series’ Board of Directors, when requested, as to all payments of commissions and as to its brokerage policies and practices and shall follow such instructions with respect thereto as may be given by Penn Series’ Board. Penn Series has identified all broker-dealers affiliated with either Penn Series or the Adviser, other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers and shall provide the Sub-Adviser with notice of such entities. The Adviser shall promptly furnish a written notice to the Sub-Adviser if the information so provided is no longer accurate.

5. Use of the Services of Others. The Sub-Adviser may (at its cost except as contemplated by Section 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Penn Series, the Adviser or itself, as appropriate, with such statistical and other factual information, including, for example, performance information or other metrics received from index providers, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to Penn Series and the Adviser, or in the discharge of the Sub-Adviser’s overall responsibilities with respect to the other accounts which it serves as investment adviser.

6. Personnel, Office Space, and Facilities. The Sub-Adviser at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as it, or any affiliated corporation of the Sub-Adviser, requires in the performance of services under this Agreement.

7. Ownership of Software and Related Material. All computer programs, magnetic tapes, written procedures and similar items developed and used by the Sub-Adviser or any affiliate in performance of this Agreement are the property of the Sub-Adviser and will not become the property of Penn Series or the Adviser.

8. Reports to Penn Series and Cooperation with Accountants. The Sub-Adviser, and any affiliated person of the Sub-Adviser performing services for the Adviser and Penn Series described in this Agreement, shall furnish to or place at the disposal of Penn Series and the Adviser, such information, reports, evaluations, analyses and opinions as Penn Series and the Adviser may, from time to time, reasonably request to reasonably ensure compliance with the Fund’s investment objectives, policies and restrictions, applicable laws and regulations or for any other similar purpose. The Sub-Adviser and its affiliates shall cooperate with Penn Series’ independent public accountants and take all reasonable action in the performance of services and obligations under this Agreement to assure that the information needed by such accountants is made available to them for the expression of their opinion without any qualification as to the scope of their audit, including, but not limited to, their opinion included in Penn Series’ annual report under the Act and annual amendment to Penn Series’ registration statement under the Act.

9. Reports to Sub-Adviser. Penn Series and/or the Adviser shall furnish or otherwise make available to the Sub-Adviser such prospectuses, statements of additional information, financial statements, proxy statements, reports, and other information relating to the business and affairs of Penn Series, as the Sub-Adviser may, from time to time, reasonably request in order to discharge its obligations under this Agreement. Penn Series and/or the Adviser shall provide the Sub-Adviser with reasonable prior notice of any material changes to the Penn Series’ Prospectus and SAI that may affect the management of the Fund.

10. Ownership of Records. All records required to be maintained and kept current by Penn Series pursuant to the provisions of rules or regulations of the SEC under Section 31(a) of the Act and that are maintained and kept current by the Sub-Adviser or any affiliated corporation of the Sub-Adviser on behalf of Penn Series are the property of Penn Series; provided, however, that the Sub-Adviser may retain a copy of such records to the extent required by the Act or the Advisers Act. Such records will be preserved by the Sub-Adviser itself or through an affiliated corporation for the periods prescribed in Rule 3la-2 under the Act, where applicable, or in such other applicable rules that may be adopted in the future under the Act. Such records may be inspected by representatives of Penn Series and the Adviser at reasonable times and upon reasonable request and, in the event of termination of this Agreement, will be promptly delivered to the Adviser and Penn Series upon request.

11. Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Adviser or any affiliated person of the Sub-Adviser to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations or to engage in other business activities; provided that the Sub-Adviser’s ability to perform its obligations under this Agreement are not impaired thereby. It is understood that the Sub-Adviser may give advice and take action for its other clients which may differ from advice given, or the timing or nature of action taken, for the Fund.

12. Confidential Relationship. Information furnished by Penn Series or by one party to this Agreement (the “Disclosing Party”) to another (the “Receiving Party”), including Penn Series’ or a Receiving Party’s respective agents and employees, is confidential and shall not be disclosed to third parties, other than a Receiving Party’s accounting, legal, tax or other advisers but only if such person has a need to know such information, unless upon request of regulatory authority or as otherwise required by law. Adviser and Sub-Adviser, on behalf of themselves and their affiliates and representatives, agree to keep confidential all records and other information relating to the Disclosing Party or Penn Series (as the case may be), except after prior notification to and approval in writing by Adviser, Sub-Adviser or Penn Series (as the case may be), which approval shall not be unreasonably withheld, and may not be withheld, where Adviser, Sub-Adviser or any affiliate may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when so requested by Adviser, Sub-Adviser or Penn Series. Notwithstanding the foregoing, if a Receiving Party is requested or required by law to disclose any confidential information by any regulatory authority or pursuant to an order of a court or a facially valid administrative, legislative, or other subpoena, then such Receiving Party shall immediately notify the Disclosing Party of the request to allow Disclosing Party the opportunity to legally contest or limit the scope and terms of any disclosure required by law. The Receiving Party agrees to object to disclosing the confidential information, and withhold same, until the Disclosing Party is notified and given a reasonable time to respond. Information shall not be considered confidential, nor subject to the disclosure restrictions herein to the extent such information is: (a) already rightfully known to a party free of any restriction at the time obtained, including information in the public domain; (b) subsequently learned from an independent party free of restriction and without breach of a duty of confidentiality to a party; (c) known through no wrongful act of a party, including without breach of a duty of confidentiality to a party; or (d) independently developed by a party without reference to information which is Confidential Information.

13. Proxies and Valuation of Securities. Subject to such oversight by Penn Series as the Board of Directors of Penn Series shall deem appropriate, the Sub-Adviser shall vote proxies solicited by or with respect to the issuers of securities held in the Fund in accordance with the Sub-Adviser’s proxy voting policies.

Upon reasonable request from the Adviser, the Sub-Adviser (through a qualified person) will reasonably assist the valuation committee of Penn Series or the Adviser in valuing securities of the Fund as may be required from time to time, including making available information of which the Sub-Adviser has knowledge related to the securities being valued; however, the Adviser acknowledges that the Adviser shall assume all responsibility for valuation decisions.

14. Compliance with Governmental Rules and Regulations. The Sub-Adviser agrees to comply with the requirements of the Act, the Advisers Act, the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Commodity Exchange Act, and the respective rules and regulations thereunder, each as applicable to the services provided by the Sub-Adviser under this Agreement, Section 851(b)(2) and (3) of Subchapter M of the Code; the provisions of Section 817(h) of the Code applicable to the Fund, as well as all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described or otherwise contemplated by this Agreement and to the conduct of its business as a registered investment adviser. No supervisory activity or activity contemplated by Section 5 herein undertaken by the Sub-Adviser shall limit the Sub-Adviser’s full responsibility for compliance with any of the foregoing. To the extent the Sub-Adviser has agreed to perform certain services specified in this Agreement that necessitate or involve compliance testing, the Sub-Adviser shall perform such compliance testing based upon its books and records with respect to the Fund, which may comprise only a portion of the Fund’s books and records, and upon information and written instructions received from the Fund and/or the Adviser. Notwithstanding the foregoing, the Sub-Adviser shall use its best efforts to perform any such compliance testing and shall promptly notify the Adviser and the Fund if it requires additional information to perform such compliance testing.

15. Limitation of Liability. The Sub-Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement; provided, however, that the Sub-Adviser, including its officers, directors, employees and agents, shall not be subject to any liability under this Agreement for any error of judgment or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, fraud, bad faith or negligence in the performance or non-performance of the Sub-Adviser’s duties hereunder; by reason of reckless disregard by the Sub-Adviser of its duties hereunder; or by reason of any violation by the Sub-Adviser of any applicable federal or state law or regulation or any duty imposed under federal or state law. The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser may have under U.S. securities laws. The Sub-Adviser shall not be responsible for any loss incurred by reason of any act or omission of the Custodian or of any broker, dealer, underwriter or issuer selected by the Sub-Adviser with reasonable care.

The Adviser, including its officers, directors, employees and agents, shall not be subject to any liability under this Agreement for any error of judgment or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, fraud, bad faith or negligence in the performance or non-performance of the Adviser’s duties hereunder; by reason of reckless disregard by the Adviser of its duties hereunder; or by reason of any violation by the Adviser of any applicable federal or state law or regulation or any duty imposed under federal or state law. The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Sub-Adviser may have under U.S. securities laws. The Adviser shall not be responsible for any loss incurred by reason of any act or omission of the Sub-Adviser.

16. Obligations of Adviser and Sub-Adviser. It is expressly agreed that the obligations of the Adviser and the Sub-Adviser hereunder shall not be binding upon any of their directors, shareholders, nominees, officers, agents or employees, personally. The execution and delivery of this Agreement have been authorized in accordance with the governing documents of each party and in accordance with applicable law, and shall be signed by an authorized officer of each party, acting as such, and shall be binding on each party.

17. Indemnification by the Adviser. The Adviser will indemnify and hold the Sub-Adviser harmless from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Sub-Adviser resulting from: (a) any action or omission of the Sub-Adviser or any affiliate, with respect to any service described in this Agreement, upon instructions reasonably believed by the Sub-Adviser or any affiliate to have been executed by an individual who has been identified in writing by Penn Series or the Adviser as a duly authorized officer of Penn Series or the Adviser; (b) any action of the Sub-Adviser or any affiliate, with respect to any service described in this Agreement upon information provided by Penn Series or the Adviser in form and under policies agreed to by the Sub-Adviser and the Adviser; or (c) any claim, demand, action or suit arising out of the Adviser’s or any affiliate’s failure to comply with any term of this Agreement or which arise out of the willful misfeasance, bad faith, negligence or misconduct of the Adviser, its affiliates, their agents or contractors. The Sub-Adviser shall not be entitled to such indemnification in respect of actions or omissions constituting willful misfeasance, bad faith, negligence or misconduct of the Sub-Adviser or its affiliates, agents or contractors, or constituting (i) a failure by the Sub-Adviser or any affiliate to comply with any term of this Agreement or (ii) a violation by the Sub-Adviser of the investment objectives, restrictions or limitations of the Fund as stated in the Fund’s Prospectus and SAI as provided to the Sub-Adviser by the Adviser or Penn Series; provided that such willful misfeasance, bad faith, negligence or misconduct, failure, or violation is not attributable to the Adviser or any person that is an affiliate of the Adviser or an affiliate of an affiliate of the Adviser or their agents or contractors. Prior to the confession of any claim against it which may be subject to this indemnification, the Sub-Adviser shall give the Adviser reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Adviser.

18. Indemnification by the Sub-Adviser. The Sub-Adviser will indemnify and hold harmless Penn Series and the Adviser from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by Penn Series and the Adviser and resulting from (i) any claim, demand, action or suit arising out of the Sub-Adviser’s or any affiliate’s failure to comply with any term of this Agreement or which arise out of the willful misfeasance, bad faith, negligence or misconduct of the Sub-Adviser, its affiliates, their agents or contractors or (ii) any violation by the Sub-Adviser of the investment objectives, restrictions or limitations of the Fund as stated in the Fund’s Prospectus and SAI as provided to the Sub-Adviser by the Adviser or Penn Series. Neither Penn Series nor the Adviser shall be entitled to such indemnification in respect of actions or omissions constituting willful misfeasance, bad faith, negligence or misconduct Penn Series or the Adviser, or their agents or contractors or constituting a failure by the Adviser to comply with any term of this Agreement; provided, that such willful misfeasance, bad faith, negligence or misconduct or failure is not attributable to the Sub-Adviser or any person that is an affiliate of the Sub-Adviser or an affiliate of an affiliate of the Sub-Adviser or their agents or contractors. Prior to confessing any claim against it which may be subject to this indemnification, the Adviser shall give the Sub-Adviser reasonable opportunity to defend against said claim in its own name or in the name of the Adviser. For purposes of this Section 18 and of Section 17 hereof, no broker or dealer shall be deemed to be acting as agent or contractor of the Sub-Adviser or any affiliate of the Sub-Adviser, in effecting or executing any portfolio transaction for the Fund.

19.	Representations.

A. Representations of the Adviser. The Adviser represents, warrants and agrees as follows: (1) the Adviser has been duly authorized by the Board of Directors of a Fund to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby; and (2) the Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

B. Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows: the Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Fund and Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

20. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21. Term of Agreement. The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect until two years from date of execution. Thereafter, this Agreement shall continue in effect from year to year with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the Board of Directors of Penn

Series, or by a vote of a majority of the outstanding voting securities of the Fund and (b) in either event by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of Penn Series who are not parties to this Agreement or interested persons of any such party. The Sub-Adviser shall furnish to Penn Series, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement with respect to the Fund or any extension, renewal or amendment hereof.

22.	Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a) in accordance with Rule 206(4)-7 under the Advisers Act the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b) to the extent that the Sub-Adviser’s activities or services could affect the Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the Act) by the Fund and the Sub-Adviser (the policies and procedures referred to in this Paragraph 22(b), along with the policies and procedures referred to in Paragraph 22(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

23.	Reporting and Compliance Matters.

(a) The Sub-Adviser shall promptly provide to Penn Series’ Chief Compliance Officer (“CCO”) and the Adviser’s CCO the following documents:

(i) summaries of all SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any material concerns, issues or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-Adviser’s investment advisory business and the Sub-Adviser’s responses thereto;

(ii) a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(iii) a report of any material changes to the policies and procedures that comprise the Sub-Adviser’s Compliance Program;

(iv) a copy (or summary thereof) of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act;

(v) an annual (or more frequently as Penn Series’ CCO and the Adviser’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 22 and 23 of this Agreement; and

(vi) any other documentation the Adviser or Penn Series deems to be reasonably necessary to evaluate the adequacy of the Sub-Adviser’s Compliance Program.

(b) The Sub-Adviser shall also provide Penn Series’ CCO and the Adviser’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance-related due diligence meetings with personnel of the Sub-Adviser.

(c) The Sub-adviser agrees that it shall immediately notify the Adviser and Penn Series (i) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code, and (ii) upon having a reasonable basis for believing that the Fund has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder.

24. Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the Act, the rules and regulations promulgated under the Act and the provisions of any other applicable law or regulation.

25. Assignment of Agreement. This Agreement shall terminate automatically in the event of its assignment, as required by the Act and rules and regulations promulgated thereunder. The Sub-Adviser agrees to notify the Fund and the Adviser and the Adviser agrees to notify the Sub-Adviser, as applicable, promptly of any circumstances that, to its best knowledge and belief, might result in a possible assignment of this Agreement.

26. Termination of Agreement. This Agreement may be terminated by the Adviser, Penn Series or by the Sub-Adviser, with respect to the Fund, without payment of any penalty, upon 60 days’ prior written notice, or upon 90 days’ prior notice in writing from the Sub-Adviser to the Adviser; provided, that in the case of termination by Penn Series, such action shall have been authorized by resolution of a majority of its directors who are not interested persons of any party to this Agreement, or by a vote of a majority of the outstanding voting securities of the Fund. Notwithstanding any such termination, the provisions of Sections 12, 15, 17, and 18 of this Agreement shall remain in full force and effect and both the Adviser and the Sub-Adviser shall remain entitled to the benefit of such provisions.

27. References to the Adviser. Neither the Sub-Adviser nor any affiliate or agent of the Sub-Adviser shall make reference to or use the name of the Fund or the Adviser or any of its affiliates, or any of their clients, in any advertising or promotional materials without the prior approval of the Adviser, which approval shall not be unreasonably withheld or delayed; provided, however, that approval with respect to substantially identical advertising and promotional materials shall be required only with respect to the first use of such materials. Notwithstanding the foregoing, the Sub-Adviser may include the name of the Fund and the Adviser in lists of representative clients for marketing purposes and in response to requests for proposals without the prior approval of the Adviser.

28.	Miscellaneous.

A. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

B. Interpretation. Nothing herein contained shall be deemed to require Penn Series to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of Penn Series of its responsibility for and control of the conduct of the affairs of Penn Series.

C. Independent Contractor Status. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, Penn Series, the Adviser, or its affiliates in any way or otherwise be deemed to be an agent of the Fund, Penn Series, the Adviser, or its affiliates. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

D. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment,” and “affiliated person,” as used herein, shall have the meanings assigned to them by Section 2(a) of the Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

E. Notice. Notice under the Agreement shall be in writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the addressed party at such address as such party may designate for the receipt of such notices. A copy of any notice addressed and sent to Penn Series’ CCO should be addressed and sent to the Adviser. Until further notice, it is agreed that for this purpose the address of the Adviser is Independence Capital Management, Inc., 600 Dresher Road, Horsham, Pennsylvania 19044, that of the Sub-Adviser is MFS Investment Management, 111 Huntington Avenue, Boston, Massachusetts 02199, and that of the Penn Series’ CCO is Penn Series Funds, Inc., Attention: Chief Compliance Officer, 4041 N. High Street, Suite 402, Columbus, Ohio 43214.

F. State Law. This Agreement shall be governed by the internal laws of the State of Maryland, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the Act.

G. Counterparts. This Agreement may be entered into in counterparts, each of which when so executed and delivered shall be deemed to be an original, and together shall constitute one document.

H. Entire Agreement; Severability. This Agreement is the entire agreement of the parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, agreements and understandings regarding the subject matter hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any and all other provisions hereof. In the event the terms of this Agreement are applicable to more than one portfolio of Penn Series, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of each respective Fund severally and not jointly, with the express intention that the provisions contained in each numbered section hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and the Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 21 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

I. No Third Party Beneficiaries. Neither party intends for this Agreement to benefit any third-party not expressly named in this Agreement.

J. Changes in Sub-Adviser Organization. The Sub-Adviser agrees to notify the Adviser promptly regarding a material change in the Sub-Adviser’s investment professionals who provide portfolio management services to the Fund pursuant to this Agreement.

K. Consultation Between Sub-Advisers. In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Penn Series Fund concerning transactions in securities or other assets for the Fund or any other transactions of Penn Series assets, except as permitted by the Act. In complying with this provision, the Sub-Adviser will rely on the Prospectus and SAI as provided by the Adviser to the Sub-Adviser pursuant to this Agreement for the names of the other sub-advisers.

L. Force Majeure. Neither party shall be liable for any delay or default in performing its obligations hereunder if such delay or default is caused by conditions beyond its control including, but not limited to, Acts of God, government restrictions, wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected, provided such delay or default does not result from and/or is not extended by such party’s failure to adopt, implement and maintain reasonably designed disaster recovery and business continuity procedures consistent with any applicable legal and regulatory requirements and generally accepted industry practices. Each party shall use reasonable efforts to resume performing the services hereunder as soon as practicable under the circumstances.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

INDEPENDENCE CAPITAL MANAGEMENT, INC.

By:
Peter M. Sherman
President

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:
Name
Title

Exhibit A

Fund Name	Fee Schedule
Large Cap Growth Fund	40 bps (all assets)